U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                     SEC File Number 033-90355
                                                     CUSIP Number 36466J 10 9

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (Check One):

[K] Form 10-K [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q [ ] Form N-SAR

For Period Ended:  December 31, 2002
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    Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.
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     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A
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Part I - Registrant Information
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Full Name of Registrant: ACQUISITION MEDIA, INC.

Former Name if Applicable:  INFORM MEDIA GROUP, INC.

Address of Principal Executive Office (Street and Number)

         2980 S. Rainbow Blvd., Suite 100

City, State and Zip Code

         Las Vegas, NV  89146

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Part II - Rules 12b-25(b) and (c)
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    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, or transition report or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form l0-Q or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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Part III - Narrative
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    State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, or N-SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

      The Company's attorney was out-of-town during the week of March 24, 2003 and did not have sufficient time to complete his review of the report prior to March 31, 2003.

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Part IV - Other Information
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    (1) Name and telephone number of person to contact in regard to this notification

              William T. Hart            (303)            839-0061
              ---------------            -----            --------
                   (Name)             (Area Code)    (Telephone Number)

    (2)  Have all other periodic reports required under
         Section 13 or 15(d) of the Securities Exchange
         Act of 1934 during the preceding l2 months (or
         for such shorter period that the registrant was
         required to file such reports) been filed? If
         answer is no, identify report(s).                  [X] Yes [ ] No

    (3)  Is it anticipated that any significant change in
         results of operations from the corresponding
         period for the last fiscal year will be reflected
         by the earnings statements to be included in the
         subject report or portion thereof?                 [ ] Yes  [X] No

         If  so:  attach  an   explanation
         of the anticipated  change,  both
         narrative-ly                  and
         quantitatively,      and,      if
         appropriate,  state  the  reasons
         why  a  reasonable   estimate  of
         the results cannot be made.

                             ACQUISITION MEDIA, INC.
                         ---- ------------------------
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  April 1, 2003                 By  /s/ William T. Hart
                                         ------------------------
                                         William T. Hart
                                         Attorney for Acquisition Media, Inc.
                                         1624 Washington Street
                                         Denver, CO 80203
                                         (303) 839-0061

                                    ATTENTION
     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).